SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549

                  ----------------------------------

                                FORM 8-K

                            CURRENT REPORT

                 Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934


                           April 21, 2005
                   ----------------------------------
                    (Date of earliest event report)


                        WEYERHAEUSER COMPANY
            (Exact name of registrant as specified in charter)

               Washington            1-4825            91-0470860
               ----------            ------            ----------


            (State or other       (Commission        (IRS Employer
            jurisdiction of       File Number)       Identification
            incorporation or                             Number)
              organization)


                       Federal Way, Washington 98063-9777
                    (Address of principal executive offices)
                                   (zip code)

             Registrant's telephone number, including area code:
                                (253) 924-2345

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

-----	Written communications pursuant to Rule 425 under the Securities Act
	(17 CFR 230.425)
-----	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
	(17 CFR 240.14a-12)
-----	Pre-commencement communications pursuant to Rule 14d-2(b)
	under the Exchange Act(17 CFR 240.14d-2(b))
-----	Pre-commencement communications pursuant to Rule 13e-4(c)
	under the Exchange Act(17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 2.02.  Results of Operations and Financial Condition
SIGNATURES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C., 20549

ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On April 21, 2005, Weyerhaeuser Company issued a press release stating the
Following:

Weyerhaeuser Reports First Quarter Net Earnings of $239 Million;
Board Increases Second Quarter Dividend to 50 Cents Per Share

FEDERAL WAY, Wash. - Weyerhaeuser Company (NYSE: WY) today reported first quarter 2005 net earnings of $239 million, or 98 cents per diluted share, on net sales of $5.5 billion. This compares with $121 million, or 54 cents per diluted share, on net sales of $5.0 billion for the first quarter of 2004.

First quarter 2005 earnings include the following after-tax items:

* A charge of $8 million, or 3 cents per diluted share, associated with the settlement of a linerboard antitrust lawsuit.

* A charge of $5 million, or 2 cents per diluted share, associated with the closure of facilities.

First quarter 2004 earnings included the following after-tax items:

* A charge of $32 million, or 14 cents per diluted share, associated with the settlement of litigation.

* A charge of $10 million, or 4 cents per diluted share, for integration and restructuring activities.

* A gain of $22 million, or 10 cents per diluted share, on the sale of the Slave Lake, Alberta oriented strand board mill.

Earlier today, Weyerhaeuser announced it would increase its second quarter dividend by 25 percent to 50 cents per share.

"This action reflects the board's confidence in the company's financial strength," said Steven R. Rogel, chairman, president and chief executive officer. "It also demonstrates the commitment we made to shareholders that we would capitalize on opportunities to enhance shareholder value after reducing our debt following the Willamette acquisition."

SUMMARY OF FIRST QUARTER FINANCIAL HIGHLIGHTS

Millions (except per share data)	1Q 2005	1Q 2004	Change
Net earnings	                     $239	  $121	 $118
Earnings per diluted share	        $0.98	 $0.54	$0.44
Net sales	                          $5,548	$5,037	 $511

SEGMENT RESULTS FOR FIRST QUARTER
(Contributions to Pre-Tax Earnings)

Millions						1Q 2005	1Q 2004	Change
Timberlands						$200		$159		$41
Wood Products					$131		$173		($42)
Pulp and Paper					$19		($25)		$44
Containerboard, Packaging and Recycling	$48		$24		$24
Real Estate and Related Assets		$183		$120		$63

TIMBERLANDS
							1Q 2005	4Q 2004	Change
Contribution to earnings (millions)		$200		$217		($17)

First quarter earnings decreased $17 million from the fourth quarter primarily because of a $28 million decline in the sales of non-strategic timberlands. Partially offsetting that decline was a slightly higher seasonal fee harvest and higher domestic log prices due to strong demand in the U.S. housing market.

Weyerhaeuser expects log prices to remain strong in the second quarter, resulting in second quarter earnings similar to first quarter.

WOOD PRODUCTS
							1Q 2005	4Q 2004	Change
Contribution to earnings (millions)		$131		$72		$59

Earnings increased significantly from fourth quarter 2004 due primarily to higher first quarter prices driven by stronger demand for lumber, plywood and oriented strand board. Fourth quarter earnings included a $30 million pre-tax gain from the sale of an industrial land site in Vancouver, British Columbia, and a $6 million pre-tax gain from the sale of three mills in the Carolinas.

First quarter sales were lower than fourth quarter due to severe weather in the Southwest which delayed construction. In addition, transportation problems affected the segment results. Costs for delivered logs, purchased wood and resin continued to increase. During the quarter, the segment incurred three weeks of maintenance downtime at its Sutton, W.Va. oriented strand board mill.

The segment incurred $22 million in countervailing and anti-dumping duties and related costs on Canadian softwood lumber the company sold into the United States in the first quarter, compared with $27 million in the fourth quarter primarily as a result of a decrease from 31.18 percent to 24.36 percent in the rates charged on Weyerhaeuser shipments.

Weyerhaeuser expects second quarter earnings to increase from first quarter due to higher shipment volumes and higher average prices driven by seasonal demand in residential construction. Ongoing rail transportation constraints and log availability due to poor logging conditions in Canada may moderate the expected increase.

PULP AND PAPER
							1Q 2005	4Q 2004	Change
Contribution to earnings (millions)		$19		$35		($16)

Pulp prices improved during the quarter. Fine paper prices declined from fourth quarter levels, but shipments improved due to seasonally stronger market conditions more than offsetting maintenance downtime on two paper machines. Earnings declined during the quarter due in part to higher costs associated with the maintenance outages. In addition, Pulp and Paper experienced continuing higher costs for energy, transportation, raw materials and chemicals.

Weyerhaeuser expects modestly higher second quarter earnings compared with the first quarter due to slightly higher price realizations for some products, seasonally lower production costs for newsprint and higher production levels for liquid packaging.

CONTAINERBOARD, PACKAGING AND RECYCLING
							1Q 2005	4Q 2004	Change
Contribution to earnings (millions)		$48		$81		($33)

First quarter earnings declined from fourth quarter levels due primarily to lower box shipments as unusually wet weather in southern California and Arizona adversely affected demand from agricultural producers. Production was down 100,000 tons from fourth quarter due to maintenance and slower operating rates at containerboard mills to balance production with the company's orders. First quarter results also include pre-tax charges of $12 million associated with the settlement of a linerboard antitrust lawsuit and $4 million for costs associated with the closure of a packaging facility in Bowling Green, Kentucky.

The company expects second quarter earnings to increase due to a seasonal improvement in box demand.

REAL ESTATE AND RELATED ASSETS
								1Q 2005	4Q 2004	Change
Contribution to pre-tax earnings (millions)	$183		$217		($34)

Earnings decreased from fourth quarter due to seasonally lower single-family home closings in markets in which the company operates. Margins on single family closings continued to be strong due to price increases implemented during the prior year. First quarter results benefited from land sales which contributed approximately $57 million to earnings compared with $24 million in the fourth quarter of 2004.

The backlog of homes sold, but not closed, at the end of the first quarter continues to be near six months. Weyerhaeuser expects second quarter earnings to decline from the first quarter due to lower land sales.

OTHER

Capital spending for the first quarter 2005, excluding Real Estate and Related Assets, was approximately $129 million. The company expects to spend approximately $850 million on capital expenditures in 2005.

The company expects to close the sale of its BC Coastal assets to Brascan during the second quarter.

CONFERENCE CALL

The company will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on April 21 to discuss the first quarter results.

To access the conference call, listeners calling from within North America should dial 1-888-221-5699 at least 15 minutes prior to the start of the conference call. Those wishing to access the call from outside North America should dial 1-706-643-3795. Replays of the call will be available for one week following completion of the live call and can be accessed at 1-800-642-1687 (access code -5088542) within North America and at 1-706-645-9291 (access code - 5088542) from outside North America.

Callers may access a webcast of the call through Weyerhaeuser's Internet site at www.weyerhaeuser.com and clicking on the "Listen to our conference call" link.

The Thomson StreetEvents Network is distributing the webcast to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCB's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents
(www.streetevents.com).

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest integrated forest products companies, was incorporated in 1900. In 2004, sales were $22.7 billion. It has offices or operations in 19 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser's businesses, products and practices is available at http://www.weyerhaeuser.com.

FORWARD-LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements can be identified by the use of forward-looking terminology such as "expects," "may," "will," "believes," "should," "approximately," "anticipates," "estimates," and "plans," and the negative or other variations of those terms or comparable terminology or by discussions of strategy, plans or intentions. In particular, some of these forward-looking statements deal with expectations regarding the company's markets in the second quarter of 2005; expected earnings and performance of the company's business segments during the second quarter of 2005, demand and pricing for the company's products in the second quarter of 2005, non-strategic timberland sales in the second quarter of 2005, land sales in the second quarter of 2005, expected capital expenditures in 2005, the expected closing of the sale of BC Coastal Assets in the second quarter of 2005, and other matters. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to:

* the effect of general economic conditions, including the level of interest rates and housing starts;

* market demand for the company's products, which may be tied to the relative strength of various U.S. business segments;

* the company's ability to increase the prices of our products;

* energy prices;

*  weather conditions;

* availability and pricing of raw materials;

* the availability of transportation;

* the successful execution of internal performance plans and the performance of the company's manufacturing operations;

* the level of competition from domestic and foreign producers;

* the effect of forestry, land use, environmental and other governmental regulations;

* fires, floods and other natural disasters; and

* regulatory actions and legal proceedings.

The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Euro and the Canadian dollar; and restrictions on international trade or tariffs imposed on imports, including the countervailing and dumping duties imposed on the company's softwood lumber shipments from Canada to the United States. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings.

    WEYERHAEUSER COMPANY
    STATISTICAL INFORMATION  (unaudited)

    CONSOLIDATED EARNINGS        Q1           Q2       Q3       Q4      YTD
      (in millions)    March 27, March 28, June 27, Sept. 26, Dec. 26, Dec. 26,
                          2005      2004     2004     2004     2004     2004
    Net sales and revenues:
      Weyerhaeuser (1)   $4,893    $4,568   $5,369   $5,258   $4,975  $20,170
      Real Estate and
       Related Assets       655       469      524      591      911    2,495
    Total net sales and
     revenues             5,548     5,037    5,893    5,849    5,886   22,665

    Costs and expenses:
      Weyerhaeuser:
       Costs of products
        sold              3,784     3,539    3,922    3,894    3,894   15,249
       Depreciation,
        amortization and
        fee stumpage        331       325      328      326      329    1,308
       Selling expenses     119       121      122      125      120      488
       General and
        administrative
        expenses            224       241      235      229      250      955
       Research and
        development
        expenses             14        12       13       13       17       55
       Taxes other than
        payroll and
        income taxes         46        48       48       50       48      194
       Charges for
        integration and
        restructuring         5        15       13        8        3       39
       Charges for
        closure of
        facilities            7         1       --       13        0       14
       Other operating
        costs, net (2)(3)     9        14       42     (318)       4     (258)
                          4,539     4,316    4,723    4,340    4,665   18,044

      Real Estate and
       Related Assets:
       Costs and
        operating
        expenses            426       321      381      414      647    1,763
       Depreciation and
        amortization          3         2        4        3        5       14
       Selling expenses      33        27       30       31       37      125
       General and
        administrative
        expenses             24        17       19       19       26       81
       Taxes other than
        payroll and
        income taxes          1         1       --        1        0        2
       Other operating
        costs, net           --         1        1      (19)       0      (17)
                            487       369      435      449      715    1,968
    Total costs and


     expenses             5,026     4,685    5,158    4,789    5,380   20,012

    Operating income        522       352      735    1,060      506    2,653

    Interest expense and
     Other:
      Weyerhaeuser:
       Interest expense
        incurred (4)       (196)     (195)    (218)    (184)    (241)    (838)
       Less interest
        capitalized          --         3        1        0        5        9
       Equity in income
        (loss) of
        affiliates           --        --        7        4        3       14
       Interest income and
        other                27         3        5        7        9       24
      Real Estate and
       Related Assets:
       Interest expense
        incurred            (14)      (15)     (14)     (14)     (14)     (57)
       Less interest
        capitalized          14        15       14       14       14       57
       Equity in income
        of unconsolidated
        entities             10         9       20       12       11       52
       Interest income and
        other                 5        11        9        1       10       31

    Earnings before income
     taxes                  368       183      559      900      303    1,945
    Income taxes           (129)      (62)    (190)    (306)    (104)    (662)
    Net earnings           $239      $121     $369     $594     $199   $1,283

    Basic net earnings
     per share:           $0.98     $0.54    $1.57    $2.46    $0.82    $5.45

    Diluted net earnings
     per share:           $0.98     $0.54    $1.57    $2.45    $0.82    $5.43

    Dividends paid per
     share                $0.40     $0.40    $0.40    $0.40    $0.40    $1.60

    Weighted average
     shares outstanding
     (in thousands)
      Basic             242,863   223,728  234,494  241,621  242,114  235,453
      Diluted           244,185   225,072  235,475  242,649  243,472  236,546

    NOTE: The financial statements included herein include the results of the company's BC Coastal operations. As a result of the pending sale of these operations, this activity will be presented as discontinued operations in the company's Form 10-Q to be filed with the SEC for the thirteen weeks ended March 27, 2005.

    (1) The first quarter of 2005 includes charges of $22 million for countervailing and anti-dumping duties and related costs. The first, second, third and fourth quarters of 2004 include charges of $26 million, $34 million and $31 million and $27 million, respectively, or $118 million year-to-date, for countervailing and anti-dumping duties and related costs.

    (2) The first quarter of 2005 includes a net foreign exchange gain of $13 million. The first, second, third and fourth quarters of 2004 include net foreign exchange gains (losses) of ($9) million, ($7) million, $16 million and $27 million, respectively, for a total year-to-date net gain of $27 million. These gains and losses result primarily from fluctuations in Canadian and New Zealand exchange rates.

    (3) The first quarter of 2005 includes a $12 million charge for the settlement of a linerboard antitrust lawsuit. The first quarter of 2004 includes a $49 million charge for the settlement of lawsuits involving the market for Pacific Northwest alder logs and a $33 million gain on the sale of an oriented strand board mill in Slave Lake, Alberta. The second quarter of 2004 includes a $16 million charge resulting from an adverse judgment in a lawsuit involving the market for Pacific Northwest alder logs. The third quarter of 2004 includes a $271 million gain on the sale of timberlands in Georgia, a $25 million gain from a tenure reallocation agreement with the British Columbia government, and a $20 million gain due to the reduction of the reserve for hardboard siding claims. The fourth quarter of 2004 includes a net gain of $36 million on the sale of facilities, and charges of $29 million for the impairment of assets in the company's European manufacturing operations, $24 million recognized in connection with a change in the method of estimating workers' compensation liabilities and $23 million for the net book value of technology donated to a university.

    (4) The second and fourth quarters of 2004 include charges of $21 million and $52 million, respectively, for the early extinguishment of debt.

    WEYERHAEUSER COMPANY
    STATISTICAL INFORMATION (unaudited)

    Net sales and revenues
     (in millions):              Q1            Q2       Q3       Q4      YTD
                        March 27, March 28, June 27, Sept. 26, Dec. 26, Dec. 26,
                           2005      2004     2004     2004     2004     2004
    Timberlands:
      Logs                 $182      $193     $211     $197     $221     $822
      Other products         82        58       66       51      105      280
                            264       251      277      248      326    1,102
    Wood Products:
      Softwood lumber       892       819    1,106    1,089      901    3,915
      Plywood               183       221      263      237      208      929
      Veneer                 13        11       12       11       10       44
      Composite panels      120       108      133      138      122      501
      OSB                   288       338      456      341      255    1,390
      Hardwood lumber        94        90      100       89       86      365
      Engineered lumber
       products             374       298      396      418      393    1,505
      Logs                   27        23       38       32       32      125
      Other products        248       239      288      289      253    1,069
                          2,239     2,147    2,792    2,644    2,260    9,843
    Pulp and Paper:
      Pulp                  376       339      371      381      380    1,471
      Paper                 599       535      538      583      570    2,226
      Coated groundwood      42        36       37       39       44      156
      Liquid packaging
       board                 47        49       53       53       53      208
      Other products         14        10       13       15       16       54
                          1,078       969    1,012    1,071    1,063    4,115

    Containerboard,
     Packaging and
     Recycling:
      Containerboard        117        81       80       94      113      368
      Packaging             898       853      918      916      897    3,584
      Recycling              92        80       91       87       89      347
      Bags                   22        19       18       20       23       80
      Other products         34        33       34       43       46      156
                          1,163     1,066    1,141    1,160    1,168    4,535

    Real Estate and
     Related Assets         655       469      524      591      911    2,495

    Corporate and Other     149       135      147      135      158      575

                         $5,548    $5,037   $5,893   $5,849   $5,886  $22,665

    Contribution (charge)
     to earnings:                 Q1          Q2        Q3       Q4      YTD
      (in millions)     March 27, March 28, June 27, Sept. 26, Dec. 26, Dec. 26,
                            2005     2004     2004     2004     2004     2004
    Timberlands (1)(2)     $200     $159     $201     $450     $217   $1,027
    Wood Products (3)(4)
     (5)(6)                 131      173      448      362       72    1,055
    Pulp and Paper (7)       19      (25)      14       80       35      104
    Containerboard,
     Packaging and
     Recycling (8)(9)        48       24       62       82       81      249
    Real Estate and
     Related Assets (10)    183      120      118      155      217      610
    Corporate and Other
     (11)(12)(13)           (17)     (76)     (67)     (45)     (83)    (271)
                           $564     $375     $776   $1,084     $539   $2,774

    (1) The 2004 third quarter includes a $271 million gain on the sale of timberlands in Georgia and a $5 million gain from a tenure reallocation agreement with the British Columbia government.

    (2) The first quarter of 2005 includes $3 million of charges for the closure of facilities.

    (3) The first quarter of 2005 includes charges of $22 million for countervailing and anti-dumping duties and related costs. The first, second, third and fourth quarters of 2004 include charges of $26 million, $34 million and $31 million and $27 million, respectively, or $118 million year-to-date, for countervailing and anti-dumping duties and related costs.

    (4) The first quarter of 2004 includes a $49 million charge for the settlement of lawsuits involving the market for Pacific Northwest alder logs. The second quarter of 2004 includes a $16 million charge resulting from an adverse judgment in a lawsuit involving the market for Pacific Northwest alder logs. The third quarter of 2004 includes a $20 million gain due to the reduction of the reserve for hardboard siding claims.

    (5) The third quarter of 2004 includes a $20 million gain from a tenure reallocation agreement with the British Columbia government.

    (6) The first quarter of 2005 includes charges of $1 million associated with the sale or closure of facilities. The first quarter of 2004 includes a credit of $2 million for the reversal of closure costs accrued in prior years and a $33 million gain on the sale of an oriented strand board mill in Slave Lake, Alberta. The second quarter of 2004 includes a $5 million net loss on the sale of facilities. The third quarter of 2004 includes a $2 million net gain on the sale or closure of facilities. The fourth quarter of 2004 includes charges of $3 million for the closure of facilities and a gain of $36 million on the sale of facilities.

    (7) The 2004 second quarter includes a $2 million asset impairment charge related to assets held for sale.

    (8) The first quarter of 2005 includes a $12 million charge associated with the settlement of a linerboard antitrust lawsuit.

    (9) The first quarter of 2005 includes $4 million of charges for the closure of facilities. The first quarter of 2004 includes closure costs of $3 million. The second quarter of 2004 includes a net gain of $1 million on the sales of a facility and a joint venture investment. The third quarter of 2004 includes closure costs of $12 million, including a pension termination charge of $9 million related to a closure that occurred in a previous year. The fourth quarter of 2004 includes a credit of $3 million for the reversal of closure costs accrued in prior years.

    (10) The first quarter of 2005 includes $57 million of net gains on land and lot sales. The first quarter of 2004 includes a $22 million gain on a land sale. The third quarter of 2004 includes a gain of $18 million on the sale of a multi-family site. The fourth quarter of 2004 includes a $24 million net gain on land and lot sales.

    (11) The fourth quarter of 2004 includes a $7 million gain for the settlement of an insurance claim relating to the Cemwood litigation.

    (12) The fourth quarter of 2004 includes charges of $29 million for the impairment of assets in the company's European manufacturing operations, $24 million recognized in connection with a change in the method of estimating workers' compensation liabilities and $23 million for the net book value of technology donated to a university.

    (13) The first quarter of 2005 includes a net foreign exchange gain of $13 million. The first, second, third and fourth quarters of 2004 include net foreign exchange gains (losses) of ($10) million, ($6) million, $16 million and $26 million, respectively, for a $26 million net gain year-to-date. These gains and losses result primarily from fluctuations in Canadian and New Zealand exchange rates.


    WEYERHAEUSER COMPANY
    STATISTICAL INFORMATION (unaudited)

    Third party sales
     volumes:                   Q1             Q2       Q3      Q4      YTD
                        March 27, March 28, June 27, Sept. 26, Dec. 26, Dec. 26,
                           2005     2004      2004     2004      2004     2004
    Timberlands
     (thousands):
      Logs - cunits         864     1,044      954      904    1,018    3,920

    Wood Products
     (millions):
      Softwood lumber
       - board feet       2,057     2,054    2,393    2,299    2,144    8,890
      Plywood - square
       feet (3/8")          537       642      668      672      647    2,629
      Veneer - square
       feet (3/8")           60        55       60       55       55      225
      Composite panels
       - square feet
       (3/4")               299       301      324      315      294    1,234
      Oriented strand
       board - square
       feet (3/8")          908       981    1,143    1,078    1,011    4,213
      Hardwood lumber
       - board feet         102       103      117      102       95      417
      Logs - cunits (in
       thousands)           187       170      279      237      248      934

    Pulp and Paper
     (thousands):
      Pulp - air-dry
       metric tons          629       624      642      633      659    2,558
      Paper - tons          736       741      718      737      680    2,876
      Coated groundwood
       - tons                58        59       61       60       63      243
      Liquid packaging
       board  - tons         60        66       72       69       69      276
      Paper converting
       - tons               494       483      472      481      458    1,894

    Containerboard,
     Packaging and
     Recycling
     (thousands):
      Containerboard
       - tons               295       250      221      245      285    1,001
      Packaging - MSF    17,354    18,146   18,917   18,287   17,535   72,885
      Recycling - tons      692       678      701      645      670    2,694
      Kraft bags and
       sacks - tons          23        24       23       23       25       95

    Real Estate and
     Related Assets:
      Single-family homes
       sold               1,378     1,506    1,564    1,313      992    5,375
      Single-family homes
       closed             1,189     1,065    1,216    1,345    1,638    5,264
      Single-family homes
       sold but not closed
       at end of period   2,561     2,702    3,050    3,018    2,372    2,372

    Total production
     volumes:                   Q1            Q2       Q3       Q4      YTD
                        March 27, March 28, June 27, Sept. 26, Dec. 26, Dec. 26,
                          2005     2004      2004     2004      2004     2004
    Timberlands
     (thousands):
      Fee Depletion
       - cunits           2,248     2,265    2,404    2,189    2,155    9,013

    Wood Products
     (millions):
      Softwood lumber
       - board feet       1,821     1,760    1,881    1,819    1,727    7,187
      Plywood - square
       feet (3/8")          303       422      405      405      396    1,628
      Veneer - square
       feet (3/8") (1)      517       585      609      592      600    2,386
      Composite panels
       - square feet (3/4") 267       268      281      272      245    1,066
      Oriented strand
       board - square
       feet (3/8")        1,007     1,031    1,056    1,022      972    4,081
      Hardwood lumber
       - board feet          92        89       96       84       80      349

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    Pulp and Paper
     (thousands):
      Pulp - air-dry
       metric tons          621       619      636      652      639    2,546
      Paper - tons (2)      763       743      736      766      761    3,006
      Coated groundwood
       - tons                55        55       61       62       62      240
      Liquid packaging
       board - tons          60        61       67       71       67      266
      Paper converting
       - tons               506       490      470      500      494    1,954

    Containerboard,
     Packaging and
     Recycling
     (thousands):
      Containerboard


      - tons (3)         1,503     1,503    1,598    1,604    1,586    6,291
      Packaging - MSF    18,628    19,493   20,208   19,473   18,648   77,822
      Recycling - tons
       (4)                1,624     1,607    1,707    1,703    1,701    6,718
      Kraft bags and
       sacks - tons          23        24       23       23       24       94

    (1) Veneer production represents lathe production and includes volumes that are further processed into plywood and engineered lumber products by company mills.

    (2) Paper production includes unprocessed rolls and converted paper volumes.

    (3) Containerboard production represents machine production and includes volumes that are further processed into packaging and kraft bags and sacks by company facilities.

    (4) Recycling production includes volumes processed in Weyerhaeuser recycling facilities that are consumed by company facilities and brokered volumes.

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    WEYERHAEUSER COMPANY
    STATISTICAL INFORMATION

    CONDENSED CONSOLIDATED BALANCE SHEET (unaudited)
                    (in millions)
                                                   March 27,         Dec. 26,
    Assets                                           2005              2004

    Weyerhaeuser
        Current assets:
           Cash and short-term investments            $402            $1,044
           Receivables, less allowances              1,879             1,604
           Inventories                               2,269             2,045
           Prepaid expenses                            639               600
                 Total current assets                5,189             5,293
        Property and equipment                      11,618            11,843
        Construction in progress                       326               269
        Timber and timberlands at cost, less fee
         stumpage charged to disposals               4,195             4,212
        Investments in and advances to equity
         affiliates                                    491               489
        Goodwill                                     3,249             3,244
        Deferred pension and other assets            1,217             1,223
        Assets not owned, consolidated under FIN


        46R                                           914               909
                                                    27,199            27,482

    Real Estate and Related Assets
        Cash and short-term investments                  5               153
        Receivables, less allowances                    60                43
        Real estate and land for sale and
         development                                 2,052             1,889
        Other assets                                   328               342
        Assets not owned, consolidated under
         FIN 46R                                        26                45
                                                     2,471             2,472

        Total assets                               $29,670           $29,954

    Liabilities and Shareholders' Interest

    Weyerhaeuser
        Current liabilities:
           Notes payable and commercial paper           $2                $3
           Current maturities of long-term debt         96               489
           Accounts payable                          1,192             1,197
           Accrued liabilities                       1,346             1,460
                 Total current liabilities           2,636             3,149
        Long-term debt                               9,263             9,277
        Deferred income taxes                        4,538             4,533
        Deferred pension, other postretirement
         benefits and other liabilities              1,504             1,510
        Liabilities not owned, consolidated under
         FIN 46R                                       820               815
                                                    18,761            19,284

    Real Estate and Related Assets
        Notes payable and commercial paper               2                 2
        Long-term debt                                 869               867
        Other liabilities                              508               501
        Liabilities not owned, consolidated under
         FIN 46R                                        25                45
                                                     1,404             1,415
        Total liabilities                           20,165            20,699

    Shareholders' interest                           9,505             9,255

        Total liabilities and shareholders'
         interest                                  $29,670           $29,954


    STATEMENT OF CASH FLOWS                  Q1       Q2    Q3   Q4     YTD
    SELECTED INFORMATION (unaudited)    March March  June  Sept. Dec.   Dec.
       (in millions)                      27,   28,   27,   26,   26,    26,
                                         2005  2004  2004  2004  2004   2004
    (Weyerhaeuser only, excludes Real
     Estate & Related Assets)
       Net cash from operations         $(203) $(89) $787  $592  $745  $2,035
       Cash paid for property and
        equipment                        (117)  (79)  (80)  (93) (222)   (474)
       Cash paid for timberlands
        reforestation                     (12)  (12)   (6)   (5)   (7)    (30)
       Cash received from issuances of
        debt                               --    --    --    --     1       1
       Revolving credit facilities,
        notes and commercial paper
        borrowings, net                    19    67   (80)   (6)   35      16
       Payments on debt                  (404)  (60) (813) (253) (742) (1,868)
       Proceeds from equity offering       --    --   954    --    --     954

SIGNATURES

	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


							WEYERHAEUSER COMPANY

						By	_/s/ Steven J. Hillyard
	                              Its:  Vice President and
                                          Chief Accounting Officer


Date:  April 21, 2005

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